EXHIBIT 4.1

CSX CORPORATION

AND

JPMORGAN CHASE BANK

FIFTH SUPPLEMENTAL

INDENTURE

Dated as of October 27, 2003

Zero Coupon Convertible Debentures due 2021

FIFTH SUPPLEMENTAL INDENTURE dated as of October 27, 2003, between CSX Corporation, a Virginia corporation (the “Company”), and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, a New York banking corporation, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee a certain indenture, dated as of August 1, 1990 and supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”) dated as of June 15, 1991, the Second Supplemental Indenture dated as of May 6, 1997 (the “Second Supplemental Indenture”), the Third Supplemental Indenture dated as of April 22, 1998 (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture dated as of October 30, 2001 (the “Fourth Supplemental Indenture”) (the indenture, as so supplemented and as further supplemented herein, is herein called the “Indenture”), pursuant to which one or more series of unsecured debentures, securities or other evidence of indebtedness of the Company (herein called the “Securities”) may be issued from time to time;

WHEREAS, Section 901 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may at any time and from time to time enter into one or more indentures supplemental to the Indenture for the purpose, among other things, of (i) adding to the covenants of the Company for the benefit of the Holders of all or any series of Securities or (ii) making any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect;

WHEREAS, the Company desires to amend the covenants and agreements contained in the Fourth Supplemental Indenture and the 2001 Convertible Securities to provide each Holder with the option to require the Company to purchase the 2001 Convertible Securities held by such Holder as of October 30, 2005 at a purchase price of $852.48 per $1,000 principal amount at maturity, which price is equal to the Accreted Value of such 2001 Convertible Securities up to but not including October 30, 2005; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the 2001 Convertible Securities by the Holders thereof and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE ONE

RELATION TO INDENTURE, DEFINITIONS

Section 1.1 Relation to Indenture. This Fifth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2 Definitions. For all purposes of this Fifth Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings specified in the Indenture; and

(b) The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Fifth Supplemental Indenture.

ARTICLE TWO

AMENDMENTS

Section 2.1 Amendment to Section 4.7(a) of the Fourth Supplemental Indenture.

(a) The introductory paragraph of Section 4.7(a) of the Fourth Supplemental Indenture beginning with “(a) General. 2001 Convertible Securities shall be purchased . . .” and ending immediately before Section 4.7(a)(i) is amended and restated in its entirety as follows:

“(a) General. 2001 Convertible Securities shall be purchased by the Company pursuant to Section 6 of the 2001 Convertible Securities at the option of the Holder on October 30, 2003, October 30, 2005, October 30, 2006, October 30, 2008, October 30, 2011 and October 30, 2016 (each, a “Purchase Date”), at a purchase price per 2001 Convertible Security equal to the Accreted Value up to but not including such Purchase Date or, if the Company has elected to restate the principal amount of the 2001 Convertible Securities and pay cash interest on the 2001 Convertible Securities following the occurrence of a Tax Event, at a purchase price per 2001 Convertible Security equal to the Restated Principal Amount plus accrued and unpaid cash interest, if any, up to but not including the Purchase Date (in either such case, the “Purchase Price”). Purchases of 2001 Convertible Securities hereunder shall be made, at the option of the Holder thereof, upon:”

(b) The first line of Section 4.7(a)(i)(D) of the Fourth Supplemental Indenture is amended by deleting the word “three” and inserting the word “four” in lieu thereof.

(c) The penultimate paragraph of Section 4.7(a) of the Fourth Supplemental Indenture is amended and restated in its entirety as follows:

“Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Purchase Notice contemplated by this Section 4.7(a) shall have the right to withdraw such Purchase Notice in accordance with Section 4.9.”

Section 2.2 Amendment to Section 4.7(b) of the Fourth Supplemental Indenture. The first sentence of Section 4.7(b) of the Fourth Supplemental Indenture is amended by deleting the word “three” and inserting the word “four” in lieu thereof.

Section 2.3 Amendment to Section 4.7(c) of the Fourth Supplemental Indenture. The first sentence of Section 4.7(c) of the Fourth Supplemental Indenture is amended by deleting the word “three” and inserting the word “four” in lieu thereof.

Section 2.4 Amendment to Section 4.7(d) of the Fourth Supplemental Indenture. The first sentence of Section 4.7(d) of the Fourth Supplemental Indenture is amended by deleting the word “three” and inserting the word “four” in lieu thereof.

Section 2.5 Amendment to Section 4.9 of the Fourth Supplemental Indenture. Section 4.9 of the Fourth Supplemental Indenture is amended by inserting the following paragraph immediately before the last paragraph of Section 4.9:

“Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, extend the delivery deadline for any notice of withdrawal to and including any time prior to close of business on the Purchase Date.”

Section 2.6 Amendments to Exhibit A-1 and Exhibit A-2 of the Fourth Supplemental Indenture.

(a) The first paragraph of Section 6 (Purchase By the Company at the Option of the Holder) of each of Exhibit A-1 and Exhibit A-2 to the Fourth Supplemental Indenture is amended and restated in its entirety as follows:

“Subject to the terms and conditions of the Fourth Supplemental Indenture, the Company shall become obligated to purchase, at the option of the Holder, all or any portion of the Securities held by such Holder on October 30, 2003, October 30, 2005, October 30, 2006, October 30, 2008, October 30, 2011 and October 30, 2016 (each a “Purchase Date”) at a purchase price per Security equal to the Purchase Price (provided that, if the Company has elected to pay cash interest upon the occurrence of a Tax Event and if the Purchase Date is on or after an interest record date but on or prior to the related Interest Payment Date, interest shall be payable to the Holders in whose names the Securities are registered at the close of business on the relevant record date) upon delivery of a Purchase Notice containing the information set forth in the Fourth Supplemental Indenture, at any time from the opening of business on the date that is 20 Business Days prior to such Purchase Date until the close of business on the fifth Business Day prior to such Purchase Date, and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Fourth Supplemental Indenture.”

(b) The tables contained in Section 6 (Purchase By the Company at the Option of the Holder) of each of Exhibit A-1 and Exhibit A-2 to the Fourth Supplemental Indenture are amended and restated in their entirety to provide as follows:

“Purchase Date	Purchase Price
October 30, 2003	$835.65
October 30, 2005	$852.48
October 30, 2006	$861.03
October 30, 2008	$878.38
October 30, 2011	$905.06
October 30, 2016	$951.35	”

(c) The first sentence of the third paragraph of Section 6 (Purchase By the Company at the Option of the Holder) in each of Exhibit A-1 and Exhibit A-2 to the Fourth Supplemental Indenture is amended by deleting the word “three” and inserting the word “four” in lieu thereof.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 3.1 Incorporation of Indenture. All provisions of this Fifth Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this Fifth Supplemental Indenture, shall be read, taken and construed as one and the same instrument and shall be binding upon all the Holders of 2001 Convertible Securities. The terms “Fourth Supplemental Indenture,” “herein,” “hereof,” “hereunder” and other words of similar import as used in the Fourth Supplemental Indenture, shall mean the Fourth Supplemental Indenture as amended and supplemented by this Fifth Supplemental Indenture.

Section 3.2 Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.3 Modification of 2001 Convertible Securities. In order to give effect to this Fifth Supplemental Indenture, the modification, annotation and/or exchange of the 2001 Convertible Securities shall be evidenced by a substitution of the relevant page(s) thereto or by delivery of one or more new Global Securities, as appropriate.

Section 3.4 Separability Clause. In case any provision of this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5 Successors and Assigns. All covenants and agreements in this Fifth Supplemental Indenture by the Company and the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.6 Benefits of Fifth Supplemental Indenture. Nothing in this Fifth Supplemental Indenture, express or implied, shall give any person, other than the parties hereto and their successors hereunder and the Holders of 2001 Convertible Securities issued on or after October 30, 2001, any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture. Except as expressly supplemented or amended as set forth in this Fifth

Supplemental Indenture, the Indenture is hereby ratified and confirmed, and all the terms, provisions and conditions thereof shall be and continue in full force and effect. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Fifth Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture as amended and supplemented by this Fifth Supplemental Indenture.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Fifth Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

CSX CORPORATION

By:	/s/ David A. Boor

Name:	David A. Boor
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, as Trustee

By:	/s/ William G. Keenan

Name:	William G. Keenan
Title:	Assistant Vice President